EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
October 23, 2008	Chief Financial Officer
(800) 445-1347 ext. 8704
United Bankshares, Inc. Announces Earnings
for the Third Quarter and First Nine Months of 2008
          WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI), announced today earnings for the third quarter and first nine months of 2008. Third quarter earnings were $19.6 million or $0.45 per diluted share while earnings for the first nine months of 2008 were $70.4 million or $1.62 per diluted share. As previously reported, these results included a noncash before-tax other-than-temporary impairment charge of $9.0 million on a corporate debt holding and a positive tax adjustment of $1.4 million due to the expiration of the statute of limitations for examinations of certain years.
          Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer stated “On a relative basis, United’s earnings continue to be solid. While many banking companies have reported losses and reduced or suspended dividends, United’s income before income taxes was $100.3 million for the first nine months of 2008 and the annualized dividend for 2008 would represent the thirty-fifth consecutive year of dividend increases for United shareholders.”
          Earnings for the third quarter of 2007 were $25.8 million or $0.60 per diluted share while earnings for the first nine months of 2007 were $74.7 million or $1.79 per diluted share. During the third quarter of 2007, United recorded a positive tax adjustment of $1.1 million due to the expiration of the statute of limitations for examinations of certain years.
          Tax-equivalent net interest income for the third quarter of 2008 was $67.6 million, an increase of $4.3 million or 7% from the third quarter of 2007. This increase in tax-equivalent net interest income was primarily attributable to an increase of $523.8 million or 8% in average earning assets as average net loans grew $463.9 million or 9% from the third quarter of 2007. In addition, the average cost of funds declined 129 basis points for the third quarter of 2008 as compared to the third quarter of 2007. The decrease in the average cost of funds was due mainly to a decrease in market interest rates and the refinancing of long-term debt during the fourth quarter of 2007. Partially offsetting these increases in net interest income was a decline of 112 basis points in the average yield on earning assets due to the decrease in market interest rates. The net interest margin for the third quarter of 2008 was 3.71%, a slight decrease of 4 basis points from a net interest margin of 3.75% for the third quarter of 2007.
          Tax-equivalent net interest income for the first nine months of 2008 was $200.6 million, an increase of $23.7 million or 13% from the first nine months of 2007. This increase in tax-equivalent net interest income was primarily attributable to a $951.2 million or 15% increase in average earning assets resulting partially from the loan growth mentioned above and the July 2007 acquisition of Premier Community Bankshares, Inc. (Premier). Additionally, the average cost of funds for the first nine months of 2008 declined 99 basis points from the first nine months of 2007 due to a decrease in market interest rates and the refinancing of long-term debt during the second and fourth quarters of 2007. However, the average yield on earning assets declined 84 basis points due to the decrease in market interest rates. The net interest margin for the first nine months of 2008 was 3.72%, down 6 basis points from a net interest margin of 3.78% for the first nine months of 2007.

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October 23, 2008
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          On a linked-quarter basis, United’s tax-equivalent net interest income for the third quarter of 2008 increased $798 thousand or 1% from the second quarter of 2008 due mainly to a decline of 9 basis points in the average cost of funds. In addition, average earning assets increased $53.3 million or 1% for the quarter as average net loans grew $86.4 million or 1.5%. The average yield on earning assets declined 8 basis points. The net interest margin of 3.71% for the third quarter of 2008 was equal to the net interest margin for the second quarter of 2008.
          For the quarters ended September 30, 2008 and 2007, the provision for credit losses was $6.5 million and $1.6 million, respectively, while the provision for the first nine months of 2008 was $12.9 million as compared to $2.8 million for 2007. Net charge-offs were $6.3 million and $12.3 million for the third quarter and first nine months of 2008, respectively, as compared to $1.8 million and $4.2 million for the third quarter and first nine months of 2007. These higher amounts of provision expense and net charge-offs in 2008 reflect a weakened credit environment due to a deterioration of economic conditions. Annualized net charge-offs as a percentage of average loans were 0.42% and 0.28% for the third quarter and first nine months of 2008, respectively. As of September 30, 2008, the allowances for loan losses and lending-related commitments totaled $59.4 million or 1.00% of loans, net of unearned income, as compared to $58.7 million or 1.01% of loans, net of unearned income at December 31, 2007.
          Noninterest income for the third quarter of 2008 was $10.3 million which included the previously mentioned noncash before-tax other-than-temporary impairment charge. Excluding the results of security transactions, noninterest income for the third quarter of 2008 would have increased $2.3 million or 14% from the third quarter of 2007. This increase primarily resulted from an increase in fees from deposit services of $1.2 million or 13% due mainly to the High Performance Checking program. In addition, revenue from trust and brokerage services for the third quarter of 2008 grew $734 thousand or 19% from the third quarter of 2007 due to an increase in volume while bank-owned life insurance income increased $443 thousand or 38% due to an increase in the cash surrender value.
          Noninterest income for the first nine months of 2008 was $48.1 million. Included in noninterest income for the first nine months of 2008 was the noncash before-tax other-than-temporary impairment charge and a $917 thousand gain recorded in the first quarter of 2008 related to Visa’s initial public offering and the partial redemption of Visa shares held by United. Noninterest income for the first nine months of 2007 was $48.8 million which included a before-tax gain of $787 thousand on the termination of two interest rate swap transactions. Excluding the results of security transactions and swap terminations, noninterest income would have increased $8.9 million or 19% from the first nine months of 2007. This increase primarily resulted from an increase in fees from deposit services of $5.2 million or 22% due mainly to the High Performance Checking program and the Premier acquisition. In addition, revenue from trust and brokerage services grew $1.9 million or 17% for the first nine months of 2008 due to higher volume. Other income increased $1.3 million from the first nine months of 2007 due mainly to an increase of $2.0 million from derivatives not in a hedging relationship. A corresponding amount of expense is included in other expense in the income statement.

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          On a linked-quarter basis, noninterest income for the third quarter of 2008 decreased $8.9 million from the second quarter of 2008 due to the previously mentioned other-than-temporary impairment charge. Excluding the results of security transactions, noninterest income would have increased $268 thousand or 1% due mainly to higher income from bank owned life insurance of $610 thousand as a result of an increase in the cash surrender value.
          Noninterest expense for the third quarter of 2008 was $41.6 million, an increase of $2.6 million or 7% from the third quarter of 2007 due mainly to an increase in salaries and benefits expense of $1.2 million or 7% due to the timing of the Premier merger. Net occupancy expense increased $340 thousand or 9% due mainly to increases in building maintenance and utilities expense. Several other general operating expenses increased, none of which were individually significant.
          Noninterest expense for the first nine months of 2008 was $124.5 million, an increase of $21.5 million or 21% from the first nine months of 2007. Salaries and employee benefits expense increased $9.5 million, net occupancy expense increased $2.0 million, core deposits amortization increased $957 thousand and armored car expense increased $726 thousand due mainly to the Premier merger. Equipment expense including other real estate owned (OREO) increased $1.2 million due mainly to increased losses as a result of a decline in values associated with OREO properties. Data processing expense increased $1.3 million due to an outsourcing of functions, a change in processing procedures as well as the Premier merger. Several other general operating expenses increased due primarily to the Premier merger, none of which were individually significant.
          On a linked-quarter basis, noninterest expense for the third quarter of 2008 was relatively flat from the second quarter of 2008, increasing $161 thousand or less than 1%. Salaries and employee benefits expense was flat, decreasing $175 thousand or less than 1%. Net occupancy expense increased $189 thousand or 5% due to increases in building maintenance and utilities expense. Equipment expense decreased $698 thousand due mainly to fewer OREO losses. Several other general operating expenses increased, none of which were individually significant.
          Income tax expense for the third quarter and first nine months of 2008 was $6.7 million and $29.8 million, respectively, as compared to $10.1 million and $32.9 million for the third quarter and first nine months of 2007, respectively. During the third quarter of 2008, United reduced its income tax reserve by $1.4 million due to the expiration of the statute of limitations for examinations of certain years as compared to $1.1 million in the third quarter of 2007. As a result, United’s effective tax rate was 25.60% and 29.75% for the third quarter and first nine months of 2008, respectively, as compared to 28.06% and 30.55% for the third quarter and first nine months of 2007, respectively.
          At September 30, 2008, nonperforming loans were $49.0 million or 0.83% of loans, net of unearned income, stable from nonperforming loans of $49.4 million or 0.84% of loans, net of unearned income at June 30, 2008 but higher than $28.3 million or 0.49% of loans, net of unearned income at December 31, 2007, respectively. The increase in nonperforming loans since year-end is indicative of the decline in economic conditions. These nonperforming loans are not of one particular portfolio, but rather represent several customer segments. Higher unemployment levels, increased energy prices, and declines in real estate values have impacted the performance of both consumer and commercial portfolios. The loss potential on these loans has

United Bankshares, Inc. Announces...
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been properly evaluated and allocated within the company’s allowance for loan losses. Total nonperforming assets of $62.4 million, including OREO of $13.3 million at September 30, 2008, represented 0.77% of total assets which compares favorably to the most recently reported percentage of 0.96% at June 30, 2008 for United’s peer group.
          During the third quarter of 2008, United’s Board of Directors declared a cash dividend of $0.29 per share, which represented a 4% increase over the $0.28 per share dividend paid for the third quarter of 2007. Dividends per share of $0.87 for the first three quarters of 2008 also represented a 4% increase over the $0.84 per share paid for the first three quarters of 2007. The annualized first three quarters’ dividend of $0.87 per share equals $1.16 which would represent the thirty-fifth consecutive year of dividend increases for United shareholders.
          United has consolidated assets of approximately $8.1 billion with 114 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2008	2007	2008	2007

EARNINGS SUMMARY:
Interest income, taxable equivalent	$110,211	$121,519	$337,773	$331,940
Interest expense	42,623	58,197	137,158	155,039
Net interest income, taxable equivalent	67,588	63,322	200,615	176,901
Taxable equivalent adjustment	3,451	4,210	11,048	12,307
Net interest income	64,137	59,112	189,567	164,594
Provision for credit losses	6,497	1,550	12,948	2,750
Noninterest income	10,330	17,326	48,123	48,767
Noninterest expense	41,638	39,022	124,473	103,013
Income taxes	6,740	10,063	29,834	32,876
Net income	19,592	25,803	70,435	74,722

PER COMMON SHARE:
Net income:
Basic	0.45	0.60	1.63	1.80
Diluted	0.45	0.60	1.62	1.79
Cash dividends	$0.29	$0.28	0.87	0.84
Book value			17.86	17.49
Closing market price			$35.00	$30.44
Common shares outstanding:
Actual at period end, net of treasury shares			43,283,927	43,182,328
Weighted average- basic	43,276,962	42,731,909	43,262,926	41,458,388
Weighted average- diluted	43,421,333	42,998,484	43,418,755	41,811,493

FINANCIAL RATIOS:
Return on average assets	0.97%	1.37%	1.18%	1.45%
Return on average shareholders’ equity	9.94%	13.91%	12.05%	14.81%
Average equity to average assets	9.75%	9.82%	9.78%	9.81%
Net interest margin	3.71%	3.75%	3.72%	3.78%

	September 30	September 30	December 31	June 30
	2008	2007	2007	2008

PERIOD END BALANCES:
Assets	$8,095,553	$7,685,688	$7,994,739	$8,048,472
Earning assets	7,261,723	6,897,429	7,167,127	7,227,167
Loans, net of unearned income	5,911,618	5,586,326	5,793,484	5,845,984
Loans held for sale	718	954	1,270	4,199
Investment securities	1,377,677	1,323,269	1,394,764	1,396,888
Total deposits	5,504,471	5,346,226	5,349,750	5,472,979
Shareholders’ equity	773,109	755,269	761,199	772,864